Berry Petroleum Company News Contact: Berry Petroleum Company 1999 Broadway, Suite 3700 Denver, CO 80202 303-999-4400
Contacts: David Wolf 303-999-4000 Todd Crabtree 866-472-8279

Berry Petroleum Increases Bank Commitments to $1.21 Billion

Denver, Colorado -- (BUSINESS WIRE) – December 3, 2008 - Berry Petroleum Company (NYSE:BRY) has increased its bank commitments to $1.21 billion. Since the October 17, 2008 amendment to Berry’s $1.5 billion credit facility, Berry has secured an additional $130 million of bank commitments under the accordion feature.

On a pro forma basis at November 30, 2008, Berry’s liquidity was $288 million, which includes the $130 million of new bank commitments. The borrowing base remains at $1.25 billion.

About Berry Petroleum Company
Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with operations in California, Colorado, Texas and Utah.

The Company uses its web site as a channel of distribution of material company information.  Financial and other material information regarding the Company is routinely posted on and accessible at http://www.bry.com/index.php?page=investor.

Safe harbor under the "Private Securities Litigation Reform Act of 1995"

Certain statements in this news release, including but not limited to statements regarding the credit facility and other statements that are not historical facts, are forward-looking statements that involve risks and uncertainties.  Although Berry believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include our results of operations, general market conditions and other risks described in PART 1, Item 1A. Risk Factors of Berry's 2007 Form 10-K/A filed with the Securities and Exchange Commission on February 27, 2008 under the heading "Other Factors Affecting the Company's Business and Financial Results" in the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations” and all material changes are updated in Part II, Item 1A within our Form 10-Qs filed subsequent to that date and specifically in the Form 10-Q for the period ending September 30, 2008 filed on October 29, 2008.

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Contact: Berry Petroleum Company                                                             Investors and Media
1999 Broadway, Suite 3700                                                                               David Wolf, 1-303-999-4400
Denver, Colorado 80202                                                                                   Todd Crabtree, 1-866-472-8279
                                Internet: www.bry.com                                                                                     SOURCE: Berry Petroleum Company